EXHIBIT 99.1

                       WERNER ENTERPRISES, INC.
                          14507 Frontier Road
                            P. O. Box 45308
                        Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE
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                                            CONTACT:  John J. Steele
                             Executive Vice President, Treasurer and
                                             Chief Financial Officer
                                                      (402) 894-3036

                                            Robert E. Synowicki, Jr.
                                        Executive Vice President and
                                           Chief Information Officer
                                                      (402) 894-3000


                WERNER ENTERPRISES ANNOUNCES QUARTERLY
                         AND SPECIAL DIVIDENDS

Omaha, Nebraska, November 11, 2008:
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      Werner  Enterprises, Inc. (NASDAQ: WERN),  one  of  the  nation's largest truckload transportation and logistics companies, announced today that its Board of Directors declared a regular quarterly cash dividend of $.050 (5.0 cents) per common share payable to stockholders of record at the close of business on January 12, 2009. This dividend will be paid on January 27, 2009.

      Werner Enterprises is currently in its twenty-second year of paying quarterly cash dividends on its common stock to its stockholders. The first quarterly cash dividend was paid by the Company in July 1987.

      Werner also announced that its Board of Directors declared a special cash dividend of $2.10 per common share payable to stockholders of record at the close of business on November 21, 2008. This dividend will be paid on December 5, 2008. As a result of the special dividend, a total of approximately $149 million will be paid on the Company's 71 million common shares outstanding.

      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico, Asia, Europe and South America. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified

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portfolio of transportation  services  that includes dedicated, medium-
to-long-haul, regional and local van capacity, expedited,  temperature-
controlled   and  flatbed  services.  Werner's  Value  Added   Services
portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, licensed Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier and IATA Accredited Cargo Agent.

      Werner Enterprises, Inc.'s common stock trades on the NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.